Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement No. 333-84738 on Form S-3 and in Registration Statement Nos. 333-34370, 333-40910, 333-47126, 333-56480, 333-72574, 333-72568, 333-75608, 333-100456, 333-109302, 333-110055 and 333-120607 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule and management’s report on the effectiveness of internal control over financial reporting dated July 27, 2005, appearing in this Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 27, 2005